Exhibit 99.1
     The Lubrizol Corporation
     29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie S. Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Targets $10.00 EPS by 2012
CLEVELAND, February 25, 2010 — The Lubrizol Corporation (NYSE: LZ) announces that it projects steady earnings growth during the next several years and has established a 2012 goal for earnings of $10.00 per share, an increase of 32 percent compared with 2009 results as adjusted. This assumes no adjustments to earnings for 2012.
At today’s session of the Morgan Stanley 2010 Global Basic Materials Conference, Lubrizol’s chief financial officer, Charles P. Cooley, will present Lubrizol’s longer-term growth targets for volume and earnings, as well as 2012 targets for consolidated gross margin and segment operating margins. Using these targets, the 2012 goal of $10.00 EPS reflects improved earnings contributions from the company’s base business, a more favorable product mix, as well as potential earnings contributions from value-adding acquisitions.
Commenting on the 2012 earnings goal, chief executive officer James Hambrick notes, “We are committed to delivering consistent and sustainable earnings for our shareholders by continuing to execute on our enduring strategies of organic growth, margin improvement and portfolio enhancement. We project to grow at rates slightly greater than the underlying market by providing highly valued technology to our customers and continuing to expand globally. Our goal is to sustain operating margins in Additives and we are targeting continued improvement in Advanced Materials margins, especially as we gain operating leverage due to this segment’s product line growth. Lastly, while we cannot predict the size or timing of acquisitions to build out our existing businesses, we actively continue to evaluate appropriate candidates. While we remain financially disciplined in this process, I believe these efforts should prove successful over the next three years.”
On February 4, 2010, the company issued full-year 2010 earnings guidance in the range of $7.63 to $8.23 per diluted share, including restructuring charges of $.07 per diluted share. In 2009, the company reported earnings of $7.26 per share, including restructuring and impairment charges of $.29 per share. Excluding the special charges in both years, the company projects 2010 adjusted earnings in the range of $7.70 to $8.30 per diluted share compared with 2009 adjusted earnings of $7.55 per diluted share, an increase of 2 percent to 10 percent.

Conference Presentation on the Web
A webcast of Cooley’s Morgan Stanley presentation will be available today live at 4:15 p.m. Eastern Time on the investors page of www.lubrizol.com and will be archived for 30 days. Following the presentation, a transcript will be posted on the investor page of the Web site.
Non-GAAP Measures
Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is net income attributable to The Lubrizol Corporation per the company’s consolidated results, adjusted for the exclusion of restructuring and impairment charges. Management believes that both net income attributable to The Lubrizol Corporation and earnings as adjusted for exclusion of these special charges assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, management and the Board evaluate results using net income attributable to The Lubrizol Corporation and earnings as adjusted.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,700 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
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This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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